Exhibit 99.1

FOR IMMEDIATE RELEASE

1ST PACIFIC APPOINTS NEW CEO;

ANNOUNCES REGULATORY ORDERS, NASDAQ NOTIFICATION OF DELINQUENCY

San Diego, (December 15, 2009) – 1st Pacific Bancorp and 1st Pacific Bank (NASDAQ: FPBN) today announced it has appointed veteran banker John McGrath to be its President and Chief Executive Officer, effective Jan. 1, 2010.

“John is expert at improving bank profitability and working with regulators to fulfill their requirements,” said Ronald J. Carlson, President and Chief Executive Officer, and Chairman of the Board of 1st Pacific Bancorp and 1st Pacific Bank. “The Board and I are confident that John is well qualified to take the company forward during this challenging time in its history.”

Carlson noted that he will resign as President and CEO as of Dec. 31, 2009, but will continue on in his role as Chairman of the Board of Directors of the company.

McGrath is a 40-year banking veteran with deep expertise in managing banks challenged by adverse condition. He recently joined the company as a management consultant. Before this position, he served on the Board of Directors of First Business Bank in San Diego, and as President of the Auerbach Trust, the majority shareholder of First Business Bank. Just prior, he was President and CEO of First Business Bank, orchestrating its transition from a small bank serving San Diego’s East County to an institution offering business and professional services throughout the San Diego business community.

Before joining First Business Bank, Mr. McGrath was President and CEO of Heritage Bank of Commerce in the San Jose area, where he successfully restructured the bank’s balance sheet and was instrumental in consolidating four banks into one. He was also President and Chief Operations Officer of Bank of San Francisco and President and CEO of Sacramento First National Bank. Three of these banks operated under regulatory orders and were successfully released from such orders.

1st Pacific Bancorp has entered into a Written Agreement with the Federal Reserve Bank of San Francisco, and a Waiver and Consent with the California Department of Financial Institutions to issue a Final Order to strengthen the bank; both orders are substantially similar to one another. Each establishes time frames for the completion of remedial measures which the bank had previously identified and has been working to improve. As a result of the agreements, the bank will prepare various specific plans related to allowance for loan and lease losses, liquidity and capital, and improve management of its real estate loan portfolio. The bank will also seek approval from regulators on important corporate and business changes.

“I’m looking forward to quickly executing a plan that will improve the bank’s profitability and address regulators’ concerns,” McGrath said. “The bank has undertaken major steps over the last several months to improve its condition, including reducing its asset size and focusing on  capital ratios, while reducing real estate concentrations in the loan portfolio, problem loans and bank-owned properties obtained  through foreclosure.”

The company also announced receipt of notification from the Nasdaq Stock Market (Nasdaq) of its failure to meet the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(l), and the minimum market value of publicly held shares requirement set forth in Nasdaq Marketplace Rule 5450(b)(l)(c). The company has 180 calendar days to regain compliance with the minimum bid price rule and 90 calendar days to regain compliance with the minimum market value rule in accordance with Marketplace Rule 5810(c)(3)(A) and 5810(c)(3)D), respectively, before the company’s stock will be delisted if compliance is not achieved or the non-compliance successfully appealed.

These notices have no effect at this time on the listing of the company’s stock on the Nasdaq Global Market, and the company’s stock will continue to trade on the Nasdaq Global market under the symbol “FPBN.”

1st Pacific Bank of California offers products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and employees. 1st Pacific Bank operates eight banking offices in San Diego County: University Towne Center, Oceanside, Mission Valley, Inland North County, El Cajon, La Jolla, Solana Beach and downtown San Diego.

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Media Contact:

Lisa Margolin-Feher

Margolin & Associates

619-417-9242

lisa@margolinpr.com

Investor Contact:

Ronald J. Carlson

President and CEO

1st Pacific Bank

858-875-2000